Exhibit 99.1

FOR IMMEDIATE RELEASE

Aspen Aerogels, Inc. Appoints James Sweetnam to Board of Directors

NORTHBOROUGH, Mass., August 2, 2022 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced the appointment of James Sweetnam to its Board of Directors, increasing the size of the Board to eight members.

Jim previously served as the President and Chief Executive Officer, and a member of the board, of Dana Corporation, a Fortune 500 world leader in the design and manufacture of driveline components for light, medium and heavy-duty vehicle manufacturers in the automotive, commercial vehicle and off-highway markets. Prior to his tenure with Dana, Jim was Chief Executive Officer - Truck Group at Eaton Corporation, where he had also served as the Operations Vice President - Heavy-Duty Transmissions, Clutch and Aftermarket divisions, and as Vice President - General Manager of the Heavy-Duty Transmissions Division, all businesses he led. Prior to joining Eaton, Jim spent 10 years at Cummins, where he served as Vice President - Cummins Engine Company and Group Managing Director of Holset Engineering Co. Ltd., a Cummins subsidiary and manufacturer of turbochargers, headquartered in England. Prior to that, Jim served as President of Cummins Electronics Company. He has also held management positions with Canadian Liquid Air in Montreal and Calgary, Canada, and held engineering positions with Air Products and Chemicals in Allentown, Pa. and Sao Paulo, Brazil. He began his career as a civil engineer at Olko Engineering in New York, N.Y.  Jim received his Bachelor of Science degree from the United States Military Academy at West Point and his MBA from Harvard Business School.

Jim presently serves on the Board of Directors of Republic Airlines, on which he is a member of its Audit and Finance Committee and its Nominating and Governance Committee. He also previously served on the Board of Directors of SunCoke Energy, Inc., as Chair of the Compensation Committee and Chair of the Nominating/Governance Committee and a member of its Audit Committee. Additionally, Jim has served on the Board of Directors of LMI, a private, not-for-profit providing specialized consulting to the federal government, where he served as Chair of its Audit and Finance Committee and a member of its Nominating and Governance Committee. From 2007 until its acquisition by Berkshire Hathaway in 2011, Jim served as an independent director of Lubrizol Corporation, a specialty chemicals company, and a member of its Audit, Nominating & Governance and Organization & Compensation Committees. Jim also served on the Board of Trustees for ideastream, the non-profit public radio, TV and multi-media organization serving northeast Ohio, from 2004 through 2009.

“Jim has an outstanding track record generated through decades of senior leadership and relevant industry experience that will greatly benefit Aspen Aerogels, particularly with respect to our partnerships with automotive OEM customers, where opportunities for growth continue to materialize at a rapid pace,” said Donald R. Young, President and Chief Executive Officer. “I, and the members of our Board, welcome his addition as he brings increased depth and breadth of experience that represents a complementary skillset to our Board.”

Jim commented, “I am very pleased to be joining Aspen Aerogels’ Board at an exciting time in the Company’s evolution as it looks to capture a significant opportunity in the electric vehicle market with its proven aerogel technology solutions. I am impressed by the Company’s track record of success and innovative culture that provides compelling long-term growth opportunities. I look forward to applying my years of executive leadership and industry experience managing technology businesses to the work of the Board and driving value for Aspen’s shareholders.”

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability and electrification solutions. The Company’s aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen’s PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle (“EV”) market. Aspen Battery Materials, the Company’s carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. Aspen’s Spaceloft® products provide building owners with industry-leading energy efficiency and fire safety. The Company’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform™ into additional high-value markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facilities. For more information, please visit www.aerogel.com.

Investor Relations Contact

Laura J. Guerrant-Oiye

VP, IR & Corporate Communications

Phone: (508) 691-1111 x 8

loiye@aerogel.com

Media Contact

Amy Damiano

VP, Marketing

Phone: (508) 691-1111 x 5

adamiano@aerogel.com